Signature Exploration & Production Corp.

5401 S. Kirkman Road Suite 310
Orlando, Florida 32819

February 3, 2009

Joel Silver
Marc Casteel
P.O. Box 61081
Las Vegas, Nevada 89160

Re: Letter of Intent to establish a business relationship with Phoenix Energy

Gentlemen:

I enjoyed the opportunity to meet with you and discuss your company’s future plans and the possibility that a business relationship could be established between Phoenix Energy and Signature Exploration & Production Corp. You have some very interesting opportunities that are very attractive.  I believe that we have a unique opportunity to do something that would generate superior returns. Signature Exploration & Production would like to take the next step and commence due diligence to see if we can negotiate a deal mutually acceptable to both of us that would permit us all to come together.

To that end, I have prepared this preliminary, letter of intent (this “Letter of Intent”) to record the mutual understanding and intent of Signature Exploration & Production Corp.(“SXLP”) and Phoenix Energy (“PE”), concerning the proposed business relationship.

1.           Overview of Relationship.  The parties anticipate that SXLP will invest up to $30,000 USD. These funds will be first utilized for the 3-D seismic studies on the property identified as the Nettie Rhodes Lease in the M. Casteel Oil & Gas Exploration Project 2006-A and any remaining funds are to be used for expenses related to the Nettie Rhodes Lease in the M. Casteel Oil & Gas Exploration Project 2006-A. SXLP will receive a 30% ownership interest in the Nettie Rhodes Lease as consideration for this investment. Mark Casteel and Joel Silver will maintain a 30% ownership interest in the Nettie Rhodes Lease for the expenditures and efforts to date. It is expected that an additional investment of approximately $1.5 million USD will be required to drill and complete the single well utilizing horizontal drilling technologies on the Nettie Rhodes Lease. The $1.5 million additional investment will represent the balance of the ownership in the Nettie Rhodes Lease. An AFE will be produced by Phoenix Energy for the initial well to be drilled on the Nettie Rhodes Lease. Once accepted, the drilling operations for the initial well will begin as soon as practical upon funding for the initial well. If the first well is not completed or deemed not commercially viable, there will be no commitment to drill additional wells on the Nettie Rhodes lease. All subsequent drills will be reviewed and determinations made in concert with management of Phoenix and SXLP on the subsequent wells to be drilled. The parties recognize that the structure of the relationship is subject to continuing review and analysis and that it may be necessary or appropriate to amend the structure of the relationship as a result of tax, accounting or other considerations, as may be mutually agreed by the Parties.  The parties also recognize that an alternative transaction structure may necessitate changes in ownership and other terms of the relationship.  The term “Agreement” and related defined terms shall be deemed modified herein as appropriate to reflect such mutually agreed upon alternative structure.

2.           Additional Leases and Prospects.  Phoenix Energy will immediately commence activities to pursue the additional leases identified as the Donnell Lease, The Moreland Lease and the Rhodes Lease. SXLP will act as co-operators with Phoenix Energy on all prospects held or acquired by Phoenix Energy as long as SXLP is an investor in said lease. The business structure between Phoenix Energy and SXLP will be structured according to the same structure as the Nettie Rhodes Lease on all additional leases. The basic structure indicating that Phoenix and SXLP will have identical rights and ownership on a ground floor, non-promoted basis.

3.           Due Diligence.  From time to time upon the reasonable request of either Party, the Party shall, and shall cause each of its officers, employees, agents, accountants and counsel to (a) afford the officers, employees, agents, accountants, counsel, other representatives and prospective financing sources of the other Party full access to the offices, properties, plants, other facilities, books and records, officers, directors, employees, agents, accountants and counsel of the Party and (b) furnish to the officers, employees, agents, accountants, counsel and prospective financing sources of the Parties such additional financial and operating data and other information regarding the business, operations, assets, liabilities and financial condition of the Party.

4.           Exclusivity.  From the date of this Letter of Intent through the earlier of (i) the execution of the Agreement and (ii) the termination of this Letter of Intent, Phoenix Energy nor any of its affiliates nor any of its or their respective officers, employees, directors, agents or other representatives will (a) solicit, initiate, encourage or accept any other inquiries, proposals or offers from any Person (as defined below) (x) relating to any acquisition or purchase of all or any portion of the Nettie Rhodes Lease, the Donnell Lease, the Moreland Lease, and the Rhodes Lease (y) to enter into any merger, recapitalization, reorganization, joint venture or other business combination with the  or any of its subsidiaries or (z) to enter into any other extraordinary business transaction involving or otherwise relating to Phoenix Energy or any of its subsidiaries (any of the transactions described in clauses (x), (y) and (z) being referred to herein as a “Business Combination”) or (b) participate in any discussions, conversations, negotiations or other communications with any other Person regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  Phoenix Energy immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

As used in this Letter of Intent, “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

5.           Disclosure.  No party to this Letter of Intent shall make, or cause to be made, any press release or public announcement in respect of this Letter of Intent or the transactions contemplated hereby or otherwise communicate with news media without the prior consent of the other party, except as may be otherwise required by applicable law or regulation, by any authorized administrative or governmental agency or pursuant to applicable requirements of any listing agreement with or the rules of any applicable securities exchange.  The parties shall cooperate as to the timing and contents of any such press releases or public announcements.

6.           Reimbursement of Expenses.  The parties agree that each shall bear their own expenses associated with this Letter of Intent and the establishment of the relationship.

7.           Termination.  This Letter of Intent may be terminated:

(i)           by mutual consent of the Parties; or

(ii)          by the Parties if the Agreement is not executed and delivered on or prior to April 30, 2009.

8.           Intentions of the Parties.  This Letter of Intent constitutes only a preliminary, non-binding statement of the intentions of the parties, does not contain all matters upon which agreement must be reached for the relationship to be consummated and, except as specified in the last sentence of this paragraph, creates no legal obligations on the part of any party hereto.  A binding commitment with respect to the relationship will result only from the execution of the Agreement.  It is understood that (a) this Letter of Intent does not constitute an obligation or commitment of any party to enter into the Agreement, (b) any obligations or commitments to proceed with the relationship shall be contained only in the Agreement and (c) the execution, delivery and performance of the Agreement will require the approval of the boards of directors of each Party.  Notwithstanding the foregoing, the provisions of paragraphs 2 through 8 hereof will be fully binding upon the execution hereof.

9.           Tax Treatment and Tax Structure.  Notwithstanding anything herein to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and , from and after the date of execution of an agreement to enter into the transactions (or, if earlier, the date of public announcement of such an agreement, or public announcement of discussions between the parties relating to the transactions), may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

8.           Assignment.  This Letter of Intent may not be assigned by operation of law or otherwise without the express written consent of the Parties (which consent may be granted or withheld in the sole discretion of either Party);

9.           No Third Party Beneficiaries.  This Letter of Intent shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Letter of Intent.

10.           Entire Agreement.  This Letter of Intent constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

11.           Amendment.  This Letter of Intent may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties or (b) by a waiver pursuant to Section 15 below.

12.           Waiver.  Either party to this Letter of Intent may (a) extend the time for the performance of any obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Letter of Intent.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

13.           Severability.  If any term or other provision of this Letter of Intent is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Letter of Intent shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Letter of Intent is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Letter of Intent so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Letter of Intent are consummated as originally contemplated to the greatest extent possible.

14.           Counterparts.  This Letter of Intent may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

15.           Governing Law.  This Letter of Intent shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Florida and of the United States, in each case located in the County of Orange, for any litigation arising out of or relating to this Letter of Intent (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Letter of Intent shall be effective service of process for any litigation brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Letter of Intent in the courts of the State of Florida or the United States, in each case located in the County of Seminole, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

16.           Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 19.

If you agree to work with us toward a definitive Agreement in accordance with the terms set forth in this Letter of Intent, please indicate your acceptance by signing in the space provided below.  We look forward to working with you toward the completion of a mutually beneficial transaction.

Very truly yours,

Signature Exploration & Production Corp.

By	/s/ Steven Weldon
Name: Steven Weldon, CFO

Agreed and accepted as of
the date first written above:

Phoenix Energy

By	/s/ Mark Casteel
Name: Mark Casteel

By	/s/ Joel Silver
Name: Joel Silver